Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FOURTH QUARTER EARNINGS
REPORTS RECORD LEVEL OF ANNUAL ADJUSTED EBITDA

Clayton, MO, January 28, 2013 - Olin Corporation (NYSE: OLN) announced today that its fourth quarter 2012 net income was $34.6 million, or $0.43 per diluted share, which compares to $18.7 million, or $0.23 per diluted share in the fourth quarter of 2011. Sales in the fourth quarter of 2012 were $587.6 million, compared to $445.8 million in the fourth quarter of 2011.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “During 2012, Olin achieved $373 million of adjusted EBITDA, which is the highest in the history of the company. The record EBITDA was driven by strong results in the Winchester business, improved contributions from bleach and hydrochloric acid in the Chlor Alkali business, and contributions from the KA Steel Chemical Distribution business we acquired in August. As Olin enters 2013, we are optimistic that we can generate adjusted EBITDA in the range of $410 million to $440 million.”

Fourth quarter 2012 results included pretax restructuring charges of $2.5 million compared to fourth quarter 2011 restructuring charges of $4.1 million. These charges are primarily associated with the conversion of the Charleston, Tennessee Chlor Alkali plant from mercury cell to membrane technology and the ongoing relocation of the Winchester centerfire ammunition manufacturing operations from East Alton, Illinois to Oxford, Mississippi. Fourth quarter 2012 results also included a $4.9 million insurance recovery related to an unplanned first and second quarter 2012 Chlor Alkali customer outage, and a $3.0 million favorable settlement of a property tax dispute.

Mr. Rupp also said, “In the fourth quarter of 2012, the Chlor Alkali business experienced seasonally weak demand, which improved late in the quarter. This demand profile is reflected by the operating rate which was 76% in the quarter, but increased to 81% in the month of December. ECU netbacks in the quarter declined 2% compared to the fourth quarter of 2011, but increased 4% compared to the third quarter of 2012. The Winchester business began to experience increased demand around the time of the election and the elevated level of demand continued through the balance of the year. Fourth quarter 2012 commercial volumes increased in excess of 20% compared to the fourth quarter of 2011.

“First quarter 2013 net income is forecast to be in the $0.40 to $0.45 per diluted share range. Chlor Alkali first quarter 2013 earnings are expected to decline compared to the first quarter of 2012 due to lower volumes and pricing. Commercial volumes in Winchester are expected to remain at elevated levels and as a result, first quarter 2013 earnings are forecast to significantly exceed first quarter 2012 earnings. First quarter 2013 results are expected to include approximately $3.5 million of restructuring charges.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other income (expense), and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management's monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the fourth quarter of 2012 were $323.1 million compared to $323.3 million in the fourth quarter of 2011. Compared to fourth quarter 2011 volumes, fourth quarter 2012 chlorine and caustic soda volumes increased 1%, fourth quarter 2012 potassium hydroxide volumes increased 18%, and bleach volumes increased 20%. Hydrochloric acid volumes declined 7% during the fourth quarter of 2012 compared to the fourth quarter of 2011. Freight costs included in the ECU netbacks in the fourth quarter of 2012 were 9% higher compared to the fourth quarter of 2011. Fourth quarter 2012 Chlor Alkali segment earnings of $54.3 million increased compared to the $50.3 million earned in the fourth quarter of 2011, due to improved volumes and lower costs.

WINCHESTER

Winchester fourth quarter 2012 sales were $155.8 million compared to $122.5 million in the fourth quarter of 2011. The increase in fourth quarter 2012 sales compared to the fourth quarter of 2011 reflects increased shipments to commercial, military and law enforcement customers. Winchester's fourth quarter 2012 segment earnings were $16.5 million compared to $0.5 million in the fourth quarter of 2011. The increase in segment earnings reflects the impact of higher volumes and improved pricing, which more than offset higher manufacturing and other costs. Winchester's fourth quarter segment earnings included the $3.0 million favorable settlement of a property tax dispute.

CHEMICAL DISTRIBUTION

Chemical Distribution sales in the fourth quarter of 2012 were $108.7 million, which reflects primarily caustic soda sales. Chemical Distribution bleach sales are seasonally weak in the fourth quarter. Chemical Distribution earnings in the fourth quarter of $2.6 million, which were negatively impacted by logistic issues caused by Hurricane Sandy, included $3.9 million of depreciation and amortization expense.

The Chemical Distribution segment was created within the acquisition of KA Steel, which took place on August 22, 2012. For the period of ownership in 2012, the business generated $4.5 million of segment earnings, which included $5.5 million of depreciation and amortization expense.

CORPORATE AND OTHER COSTS

Pension income included in the fourth quarter 2012 Corporate and Other segment was $6.7 million compared to income of $7.0 million in the fourth quarter of 2011.

Fourth quarter 2012 charges to income for environmental investigatory and remedial activities were $1.6 million compared to $5.0 million in the fourth quarter of 2011. Fourth quarter 2011 charges to income for environmental investigatory and remedial activities included $0.4 million of pretax recoveries for costs incurred and expensed in prior periods. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the fourth quarter of 2012 increased $1.4 million compared to the fourth quarter of 2011, primarily due to higher asset retirement costs at past manufacturing locations.

RESTRUCTURING CHARGE

During the fourth quarter of 2012 and the fourth quarter of 2011, pretax restructuring charges of $2.5 million and $4.1 million, respectively, were recorded. These charges were primarily related to costs associated with the Chlor Alkali mercury cell conversion and reconfiguration project and employee and equipment relocation expenses incurred as part of the ongoing Winchester centerfire relocation project.

CASH/DEBT

The cash balance, including restricted cash of $11.9 million, at December 31, 2012 was $177.1 million. In December 2012, we repaid $12.2 million of SunBelt notes, which reduced the par value of Olin's debt at December 31, 2012 to $703.2 million. During 2013, Olin expects to repay $23.6 million of maturing debt.

DIVIDEND

On January 25, 2013, Olin's Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 11, 2013 to shareholders of record at the close of business on February 11, 2013. This is the 345th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company's fourth quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, January 29th. The call will feature remarks by Joseph D. Rupp, Olin's Chairman, President and Chief Executive Officer; John E. Fischer, Olin's Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin's Senior Vice President, Operations; and Larry P. Kromidas, Olin's Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin's website, www.olin.com. Listeners should log on to the website 10 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	the failure or an interruption of our information technology systems;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2013-03

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2012	2011	2012	2011
Sales	$587.6	$445.8	$2,184.7	$1,961.1
Operating Expenses:
Cost of Goods Sold	487.9	368.3	1,748.0	1,573.9
Selling and Administration	37.4	39.6	168.6	160.6
Restructuring Charges(b)	2.5	4.1	8.5	10.7
Acquisition Costs(c)	—	—	8.3	0.8
Other Operating Income(d)	6.1	2.9	7.6	8.8
Operating Income	65.9	36.7	258.9	223.9
Earnings of Non-consolidated Affiliates	1.0	1.1	3.0	9.6
Interest Expense(e)	8.1	7.9	26.4	30.4
Interest Income	0.3	0.5	1.0	1.2
Other (Expense) Income(f)	(4.4)	(3.9)	(11.3)	175.1
Income before Taxes	54.7	26.5	225.2	379.4
Income Tax Provision	20.1	7.8	75.6	137.7
Net Income	$34.6	$18.7	$149.6	$241.7
Net Income Per Common Share:
Basic	$0.43	$0.23	$1.87	$3.02
Diluted	$0.43	$0.23	$1.85	$2.99
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	80.2	80.1	80.1	80.0
Average Common Shares Outstanding - Diluted	81.0	80.7	81.0	80.8

(a)	Unaudited.

(b)
Restructuring charges for the three months and years ended December 31, 2012 and 2011 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)
Acquisition costs for the year ended December 31, 2012 were related to the acquisition of KA Steel. Acquisition costs for the year ended December 31, 2011 were related to the acquisition of the remaining 50% interest in SunBelt.

(d)
Other operating income for the three months and year ended December 31, 2012 included $4.9 million of insurance recoveries for business interruption related to an outage at one of our customers in the first half of 2012. Other operating income for the three months and year ended December 31, 2011 included $1.9 million of insurance recoveries related to our Oxford, MS and our St. Gabriel, LA facilities. Other operating income for the year ended December 31, 2011 also included a gain of $3.7 million on the sale of a former manufacturing site.

(e)
Interest expense was reduced by capitalized interest of $2.1 million and $0.5 million for the three months ended December 31, 2012 and 2011, respectively, and $7.4 million and $1.2 million for the years ended December 31, 2012 and 2011, respectively.

(f)
Other (expense) income for the three months ended December 31, 2012 and 2011 included $4.4 million and $4.1 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $11.5 million and $6.7 million for the years ended December 31, 2012 and 2011, respectively. Other (expense) income for the year ended December 31, 2011 also included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt. The income tax provision for the year ended December 31, 2011 included a $76.0 million discrete deferred tax expense as a result of the remeasurement of the SunBelt investment.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2012	2011	2012	2011
Sales:
Chlor Alkali Products	$323.1	$323.3	$1,410.8	$1,389.1
Chemical Distribution	108.7	—	156.3	—
Winchester	155.8	122.5	617.6	572.0
Total Sales	$587.6	$445.8	$2,184.7	$1,961.1
Income before Taxes:
Chlor Alkali Products(b)	$54.3	$50.3	$263.2	$245.0
Chemical Distribution	2.6	—	4.5	—
Winchester	16.5	0.5	55.2	37.9
Corporate/Other:
Pension Income(c)	6.7	7.0	27.2	27.8
Environmental Expense(d)	(1.6)	(5.0)	(8.3)	(7.9)
Other Corporate and Unallocated Costs	(15.2)	(13.8)	(70.7)	(66.6)
Restructuring Charges(e)	(2.5)	(4.1)	(8.5)	(10.7)
Acquisition Costs(f)	—	—	(8.3)	(0.8)
Other Operating Income(g)	6.1	2.9	7.6	8.8
Interest Expense(h)	(8.1)	(7.9)	(26.4)	(30.4)
Interest Income	0.3	0.5	1.0	1.2
Other (Expense) Income(i)	(4.4)	(3.9)	(11.3)	175.1
Income before Taxes	$54.7	$26.5	$225.2	$379.4

(a)	Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $1.0 million and $1.1 million for the three months ended December 31, 2012 and 2011, respectively, and $3.0 million and $9.6 million for the years ended December 31, 2012 and 2011, respectively. On February 28, 2011, we acquired the remaining 50% interest in SunBelt. Since the date of acquisition, SunBelt's results are no longer included in earnings of non-consolidated affiliates but are consolidated in our financial statements.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(d)
Environmental expense for the three months ended December 31, 2012 and 2011 included zero and $0.4 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods. Environmental expense for the years ended December 31, 2012 and 2011 included $0.1 million and $11.4 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)
Restructuring charges for the three months and years ended December 31, 2012 and 2011 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)
Acquisition costs for the year ended December 31, 2012 were related to the acquisition of KA Steel. Acquisition costs for the year ended December 31, 2011 were related to the acquisition of the remaining 50% interest in SunBelt.

(g)
Other operating income for the three months and year ended December 31, 2012 included $4.9 million of insurance recoveries for business interruption related to an outage at one of our customers in the first half of 2012. Other operating income for the three months and year ended December 31, 2011 included $1.9 million of insurance recoveries related to our Oxford, MS and our St. Gabriel, LA facilities. Other operating income for the year ended December 31, 2011 also included a gain of $3.7 million on the sale of a former manufacturing site.

(h)
Interest expense was reduced by capitalized interest of $2.1 million and $0.5 million for the three months ended December 31, 2012 and 2011, respectively, and $7.4 million and $1.2 million for the years ended December 31, 2012 and 2011, respectively.

(i)
Other (expense) income for the three months ended December 31, 2012 and 2011 included $4.4 million and $4.1 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $11.5 million and $6.7 million for the years ended December 31, 2012 and 2011, respectively. Other (expense) income for the year ended December 31, 2011 also included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,	December 31,
(In millions, except per share data)	2012	2011
Assets:
Cash & Cash Equivalents	$165.2	$304.8
Accounts Receivable, Net	299.0	237.1
Income Taxes Receivable	8.2	0.7
Inventories	195.1	176.6
Current Deferred Income Taxes	61.3	50.9
Other Current Assets	20.3	10.2
Total Current Assets	749.1	780.3
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,164.0 and $1,144.0)	1,034.3	885.4
Prepaid Pension Costs	2.1	19.2
Restricted Cash	11.9	51.7
Other Assets	233.2	85.6
Goodwill	747.1	627.4
Total Assets	$2,777.7	$2,449.6
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$23.6	$12.2
Accounts Payable	174.3	149.7
Income Taxes Payable	7.6	—
Accrued Liabilities	228.5	237.2
Total Current Liabilities	434.0	399.1
Long-Term Debt	690.1	524.2
Accrued Pension Liability	163.5	59.1
Deferred Income Taxes	110.7	99.6
Other Liabilities	380.5	381.8
Total Liabilities	1,778.8	1,463.8
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 80.2 Shares (80.1 in 2011)	80.2	80.1
Additional Paid-In Capital	856.1	852.0
Accumulated Other Comprehensive Loss	(370.8)	(294.2)
Retained Earnings	433.4	347.9
Total Shareholders' Equity	998.9	985.8
Total Liabilities and Shareholders' Equity	$2,777.7	$2,449.6

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2012	2011
Operating Activities:
Net Income	$149.6	$241.7
Gain on Remeasurement of Investment in SunBelt	—	(181.4)
Earnings of Non-consolidated Affiliates	(3.0)	(9.6)
Gains on Disposition of Property, Plant and Equipment	(2.1)	(6.2)
Stock-Based Compensation	6.2	5.8
Depreciation and Amortization	110.9	99.3
Deferred Income Taxes	42.5	92.6
Qualified Pension Plan Contributions	(0.9)	(0.9)
Qualified Pension Plan Income	(24.8)	(26.4)
Changes in:
Receivables	1.2	(26.2)
Income Taxes Receivable/Payable	0.1	5.0
Inventories	17.9	(17.0)
Other Current Assets	(0.1)	0.6
Accounts Payable and Accrued Liabilities	(0.7)	15.6
Other Assets	0.3	(0.2)
Other Noncurrent Liabilities	(17.9)	25.6
Other Operating Activities	—	(2.4)
Net Operating Activities	279.2	215.9
Investing Activities:
Capital Expenditures	(255.7)	(200.9)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(310.4)	(123.4)
Proceeds from Sale/Leaseback of Equipment	4.4	3.2
Proceeds from Disposition of Property, Plant and Equipment	8.6	7.9
Distributions from Affiliated Companies, Net	1.3	1.9
Restricted Cash Activity	39.8	50.3
Other Investing Activities	(0.4)	1.4
Net Investing Activities	(512.4)	(259.6)
Financing Activities:
Long Term Debt:
Borrowings	200.0	36.0
Repayments	(19.9)	(87.2)
Earn Out Payment – SunBelt	(15.3)	—
Common Stock Repurchased and Retired	(3.1)	(4.2)
Stock Options Exercised	1.3	8.3
Excess Tax Benefits from Stock-Based Compensation	0.7	1.0
Dividends Paid	(64.1)	(64.0)
Deferred Debt Issuance Costs	(6.0)	—
Net Financing Activities	93.6	(110.1)
Net Decrease in Cash and Cash Equivalents	(139.6)	(153.8)
Cash and Cash Equivalents, Beginning of Year	304.8	458.6
Cash and Cash Equivalents, End of Period	$165.2	$304.8

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income plus an add-back for deprecation and amortization, interest expense (income), and income tax expense less a deduction for other (expense) income. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2012	2011	2012	2011
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$34.6	$18.7	$149.6	$241.7
Add Back:
Interest Expense	8.1	7.9	26.4	30.4
Interest Income	(0.3)	(0.5)	(1.0)	(1.2)
Income Tax Expense	20.1	7.8	75.6	137.7
Depreciation and Amortization	32.2	25.2	110.9	99.3
EBITDA	94.7	59.1	361.5	507.9
Deduct:
Other (Expense) Income(b)	(4.4)	(3.9)	(11.3)	175.1
Adjusted EBITDA	$99.1	$63.0	$372.8	$332.8

(a)	Unaudited.

(b)
Other (expense) income for the three months ended December 31, 2012 and 2011 included $4.4 million and $4.1 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $11.5 million and $6.7 million for the years ended December 31, 2012 and 2011, respectively. Other (expense) income for the year ended December 31, 2011 also included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt.

Olin Corporation
Quarterly Trend Data(a)

	2012
	First	Second	Third	Fourth	Total
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Year
Sales	$507.2	$508.7	$581.2	$587.6	$2,184.7
Income before Taxes	60.5	63.3	46.7	54.7	225.2
Depreciation and Amortization	25.5	26.6	26.6	32.2	110.9
Capital Expenditures	75.9	69.9	65.0	44.9	255.7
Dividends Paid	16.0	16.0	16.0	16.1	64.1
Total Debt to Total Capitalization	34.5%	33.5%	40.3%	41.7%	41.7%
Diluted Income Per Common Share	$0.48	$0.59	$0.35	$0.43	$1.85
Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Diluted	80.9	80.7	81.0	81.0	81.0

	2011
	First	Second	Third	Fourth	Total
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Year
Sales	$436.0	$529.1	$550.2	$445.8	$1,961.1
Income before Taxes	219.8	63.7	69.4	26.5	379.4
Depreciation and Amortization	23.2	25.4	25.5	25.2	99.3
Capital Expenditures	25.6	37.8	65.0	72.5	200.9
Dividends Paid	16.0	16.0	16.0	16.0	64.0
Total Debt to Total Capitalization	38.0%	37.1%	36.9%	35.2%	35.2%
Diluted Income Per Common Share	$1.66	$0.52	$0.58	$0.23	$2.99
Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Diluted	80.4	81.1	80.8	80.7	80.8

(a)	Unaudited.